EXHIBIT 10.1

Share Exchange Supplemental Agreement

December  2009

Party A: Niusule Biotech Corp.
Party B: Tianjin Behigh Pharmaceutical Co., Ltd
Party C: Mr. Peizhu Fan
Based on the Share Exchange Agreement signed on Dec.28th.2009, the Parties have reached an supplemental agreement through friendly consultation as following:
1. Party B shall provide the audited financial report for the fiscal year 2008 and 2009 which should be audited by qualified auditing firm which approval by the Chinese Government.
2. Based on the sales revenue of 2009 which is about RMB 30 million (5% net income) expected by Party B, Party A doubles it to RMB 60 million as Party B’s company asset and acquires 45% equity interest of Party B  which is hold by Mr. Peizhu Fan.
3. Since the date of agreement signed, Party C is responsible for the operation and management of Party B and ensures that the sales revenue will be over RMB 34 million each year in the next 3 years, with which the net profit increased by 15-20%.
4. Party C shall complete the delivery and other associated procedures in China within one month after the execution of the agreement and transfer 45% equity of Party B to Niusule Bio-engineering (Hangzhou) Co.,Ltd which is Party A’s wholly-owned subsidiary. The expense shall be covered by Party C.
5. Party A shall file with SEC and complete the delivery and other associated procedures in U.S. within one month after the execution of the agreement. The expense shall be covered by Party A. Party A shall transfer 8,000,000 shares of common stock to Party C and the expense shall be covered by Party C.
6. Party B shall provide the audited financial report for the fiscal year 2009 before January25th ,2010. Party B shall submit the financial statements to Party A within 10 days after the end of each month.
7. Party A shall submit financial statements to SEC on time after the end of each quarter.
8. If major events occurred for Party B, Party B shall inform Party A 5 days in advance. The event can not be disclosed to the public until Party A files 8-k with SEC.
9. If major events occurred for Party A, Party A shall inform Party B in advance. The event can not be disclosed to the public until Party A files 8-k with SEC.
10. Party B appoints Mr. Peizhu Fan to join the Board of Directors of Party A and shall provide his resume to Party A to file with SEC. Party A shall inform Party B the time and address of the board meeting 15 days in advance, Party B shall participate actively.
11. Party A appoints Mr. Baoquan Lu to join the Board of Directors of Party B and shall provide his resume to Party B to file with Industrial and Commercial Bureau. Party B shall inform Party A the time and address of the board meeting 15 days in advance.
12. Party A shall not involve in daily business activities of Party B. The implementation of the agreement is governed by the Board of Directors.
13. Party B will not involve in daily business activities of Party A. The implementation of the agreement is governed by the Board of Directors.
14. Party A and Party B should provide true and valid financial statements and related information; if there is any artificial or fake, the provider shall bear all legal responsibilities and economic compensation.
15. Mr. Peizhu Fan ensures that after he receive 8,000,000 shares of common stock from Niusule, he will not transfer more than 750,000 shares in 2010 and 500,000 shares in 2011.
16. After delivery, Party A applies to be up listed to either of the U.S. main board of the stock market (Nasdaq, Amex or NYSE) while Party B shall provide the audited financial report and related document according to the agreement. If Party A fails to apply for up listing within 6 months, Party C shall have the right to ask for the return of his equity at the original price. Party A  shall compensate Party C  the actual costs happened from December  2009 till the date Party C submit request which shall be based on the actual amount of the notes of the additional tax paid and other fees.
17. During the above application, if Party B does not submit the financial statements and related documents on time, or provides invalid data, Party A shall have the right to ask for the return of shares at the original price.
18. Party C is responsible for the operation and management of Party B, and after the achievement of the above third term, Party C shall have the right to repurchase 5% equity of Party B from Party A at the original price.

This supplemental agreement has the same legal effects as the Share Exchange Agreement.

Party A: Niusule Biotech Corp. Chairman: Qinghua Hu Date: 12/28/2009	Party B: Tianjin Behigh Pharmaceutical Co., Ltd Legal Representative: Peisong Fan Date: 12/28/2009

Party C: Peizhu Fan
Date: 12/28/2009